Exhibit 10.12.5.1
INTERCOMPANY LOAN AGREEMENT
28 June 2006
1. Loan
We, Cascal B.V. (the Intercompany Loan Provider) offer to place at the disposal of Biwater Plc (the Borrower) a sterling loan facility in the maximum aggregate principal amount of £3,500,000.
Subject to the Intercompany Loan Provider having received from the Borrower a request for a loan (an Intercompany Loan) no more than 3 Business Days prior to the date on which the Borrower requires such Intercompany Loan, the Intercompany Loan Provider shall make advances in the amounts specified in such request up to the maximum aggregate principal specified above.
The Borrower irrevocably directs the Intercompany Loan Provider to pay the amount of any advance under this Intercompany Loan Agreement to its account at such office or bank as it may notify to the Intercompany Loan Provider for this purpose.
2. Repayment
The Borrower promises to pay on the date falling three business days prior to the anticipated completion date of the Agreement For The Sale And Purchase Of Shares In The China Water Company dated 14 April 2006 (the Maturity Date) to the order of the Intercompany Loan Provider, the principal sum of £3,500,000 or so much thereof as may have been advanced by the Intercompany Loan Provider to the Borrower as Intercompany Loans. In the event that the Agreement For The Sale And Purchase Of Shares In The China Water Company dated 14 April 2006 is not completed before 30 September 2006 then the Maturity Date will be 31 October 2006, or such later date as the Intercompany Loan Provider and the Borrower shall mutually agree in writing.
3. Intercompany Loan Interest
Each Intercompany Loan made pursuant to this Agreement shall bear interest (the Intercompany Loan Interest) from the date it is made until the Maturity Date at a rate equal to 5.00% per annum. The Intercompany Loan Provider and the Borrower agree that any payment of Intercompany Loan Interest by the Borrower pursuant to this Agreement will, subject to paragraph 4 hereunder, be made at the Maturity Date.
4. Voluntary Prepayment
The Borrower shall have the right, in the Borrower’s sole discretion, to prepay the Intercompany Loan Provider all or any proportion of the principal amount of any Intercompany Loans at any time before the Maturity Date, provided it also pays all Intercompany Loan Interest due on the amount prepaid up to and including the date of the prepayment.
5. Representations
The Borrower makes the following representations and warranties to the Intercompany Loan Provider on the date of this Agreement:
(a)	It is a company with limited liability, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.
(b)	It has the power to own its assets and carry on its business as it is being conducted.

(c)	It has the power to enter into and perform this Agreement and the transactions contemplated by this Agreement.
(d)	Subject to any general principles of law limiting its obligations, this Agreement constitutes its legally binding, valid and enforceable obligation.
(e)	The entry into and performance by it of, and the transactions contemplated by, this Agreement do not conflict with:
(i)	any law or regulation applicable to it;
(ii)	its constitutional documents; or
(iii)	any document which is binding upon it or any of its assets.
(f)	All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Agreement have been obtained or effected (as appropriate) and are in full force and effect.
6. Default
The Intercompany Loan Provider shall be entitled to declare that all or part of any amounts outstanding under this Agreement are immediately due and payable and/or payable on demand by the Intercompany Loan Provider if the Borrower fails to make any payment due by it under this Agreement on the due date for payment, unless such failure to pay is caused by technical or administrative error and is remedied within 2 Business Days of the due date.
7. Set off
The Intercompany Loan Provider may set off any matured obligation due from the Borrower under this Agreement against any dividend payable by the Intercompany Loan Provider to Biwater B.V. If any obligation or dividend is in a different currency, the Intercompany Loan Provider may convert either the obligation or the dividend at a market rate of exchange in its usual course of business for the purpose of the set-off.
8. Tax
The Borrower shall make all payments to be made by it pursuant to this Agreement without any deduction or withholding for or on account of any tax, levy, duty, impost or other charge or withholding or a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same). If any deduction referred to in this paragraph is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any deduction referred to in this parargraph) leaves an amount equal to the payment which would have been due if no deduction had been required.
9. Fee
In consideration of the Intercompany Loan Provider entering into this Intercompany Loan Agreement, the Borrower agrees to pay the Intercompany Loan Provider on the Maturity Date an arrangement fee of £1,000.
10. Governing law and jurisdiction
This Intercompany Loan Agreement shall be governed by, and shall be construed in accordance with, English law. The English courts have exclusive jurisdiction to settle any dispute in connection with this

Intercompany Loan Agreement. The English courts are the most appropriate and convenient courts to settle any such dispute.
For and on behalf of
CASCAL B.V.

/s/ Stephane Marcel Jean Richer
Please sign below if you accept the above terms.
For and on behalf of
BIWATER PLC

/s/ signed

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